Exhibit 6.7

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT ("Agreement") between Miso Robotics, Inc., a Delaware corporation with its principal place of business located at 680 E Colorado Ave. Ste 330, Pasadena, CA 91101 ("Company"), and [Insert Client Name, structure, and address](“Client”), shall be effective as of _________________, 202_ (the "Effective Date"), and shall terminate in accordance with the terms hereof. Company and Client are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Company is engaged in the business of providing food industry partners and others with professional artificial intelligence, automation, data, robotic technology solutions, and/or other products and services; and

WHEREAS, Client wishes to contract with Company in connection with the delivery of Services as specified in one or more specific Statement of Work exhibits as defined herein.

NOW, THEREFORE, Company and Client agree as follows:

1.	Definitions.

Capitalized terms in this Agreement are defined in Exhibit A hereto and apply to all agreements subject or related to this Agreement unless otherwise specifically noted.

2.	Scope of Services (Services) and Statement of Work (SOW).

2.1. Order Form. Company will prepare and deliver the Services, consisting in whole or in part of the delivery, lease, or sale of Product to and for Client pursuant to one or more mutually agreed and executed SOWs, each and all such SOWs incorporating by reference all terms and conditions of this Agreement and vice versa. Company will send an Order Form (i.e., an “Offer SOW”) to Client for review, revision, and execution on a form substantially like the sample in (A) Schedule 1A hereto for monthly lease or Capital Lease and Service terms (or renewal or Breakage and upgrade of Service terms) or (B) Schedule 1B for the sale of Equipment and monthly provision of Services. The SOW will include a budget prepared in conformance with the example SOW shown in Schedule 1A or 1B as elected by Client and will include Company’s payment terms, including but not limited to: upfront fees and costs, down payments, terms of sale, terms of repurchase, if applicable, Monthly Recurring Charges for the Services, and/or optional and additional terms.

2.2. Acceptance. Company may accept the terms of an executed Offer SOW (a) in a mutually executed writing, (b) by delivering the Product, or (c) by commencing the Services specified in the relevant SOW. Upon acceptance, Company shall promptly notify Client in writing of (as applicable) Company’s estimated shipping dates, delivery dates, installation dates, and Service commencement dates applicable to the SOW. All such dates are estimates only. Client shall promptly notify Company of blackout dates, if any, and any other information that may restrict, impede, or influence installation of Products or commencement of Services upon a certain date or dates. If the installation is delayed by Client for more than fifteen (15) days, Company shall have the right to begin billing for Services per the SOW as of the Installation Date; otherwise, the actual date of installation shall be the date upon which billing for Services begins. Company shall neither bill for, nor be billed for, delays caused by its own actions.

2.3. Change Orders. Any change, modification, or cancellation of any SOW requested by Client after acceptance by Company must be made in a written Change Order (email Change Orders are acceptable) and must be accepted by Company in writing. Change Orders may result in additional charges to Client, provided that Company provides advance written notice of any such additional charge(s) within or upon acceptance of the Change Order. Client is responsible for any reasonable additional costs incurred by Company due to a change in Client’s system configuration (inclusive of additional Product features requested by Client) at any time during the Term, and such system configuration changes (i.e., changes to the physical location or kitchen space, changes in internet connectivity or services, and the like) may be considered Change Orders at Company’s discretion.

2.4. Performance. Company may use the services of its employees or qualified subcontractors to perform some or all of the Services. Company shall ensure that all third parties performing Services for Company have the requisite experience, training, skill, and other qualifications needed to perform such Services. For any such third-party (i.e., not a Client employee or agent) subcontractor, Company: (a) guarantees such subcontractor’s performance; and (b) remains obligated to Client for the subcontractor’s performance of Company’s obligations under the Agreement.

2.5. Product Maintenance. Client is responsible for ordinary Product maintenance. At or about the time of installation, Company will provide Client with hard copy or digital format training policies and instructions for Product maintenance, including daily cleaning and ordinary maintenance thereof, to ensure Product safety and operability at the Installation Site. Client shall be responsible for following all such policies. If Client is unable to comply with or has questions or concerns regarding such instructions/training/maintenance procedures, Client shall immediately notify Company via written electronic communication. Lack of such timely notification shall be construed as Client’s acceptance of, and ability to perform, all such instructions, training, and maintenance. In no case shall Client tamper with, disable, damage, or execute a work-around for any Product security mechanism, safety feature, system, software, hardware, equipment, or component. Client shall be responsible for repair or replacement costs incurred by Company or Client for Product maintenance necessitated by Client’s failure to adequately maintain Equipment on a day-to-day basis or misuse or abuse of Product, and such costs of repair or replacement shall be automatically deemed Change Orders requested by Client. Further, such Client failure may also void the Products’ warranties, in Company’s sole discretion. Client will provide Company reasonable access to the Product during normal business hours as needed for examination and determination of such updates and replacement. Client is responsible for (a) procuring all required governmental permits and licenses under Applicable Law, and (b) providing access to adequate and ongoing internet service and electrical hookups. Company shall not be liable for any delays due to Client’s failure in this regard.

2.6. Optional Maintenance Programs. Company may, from time to time, offer Client an optional Product Maintenance Program or Maintenance Training Program. The terms and conditions of the relevant Product Maintenance Program or Maintenance Training Program shall be subject to a separate written agreement between the Parties that shall be incorporated into and incorporate the terms and conditions of this Agreement and any relevant SOW(s).

3.	Site Evaluation, Delivery, Product Installation, and Monthly Operations.

3.1. Site Survey. Prior to execution of a final SOW and subject to the terms and conditions of a Site Inspection Deposit Agreement (“SIDA”) in form as set forth in Schedule 2 hereto, Client will permit Company or a Company representative to perform a digital, virtual, and/or onsite survey of each Installation Site, unless such onsite survey is waived by Company in writing (for which waiver an email by an authorized Company representative shall suffice). Client is responsible for providing true and accurate information pertaining to food preparation instructions (which shall be exclusively provided by Client via the Company’s online customer portal) and the commercial kitchen equipment that is used at the Installation Site. If any incorrect information is provided, the configuration, delivery, and/or installation of the Product may be delayed or canceled, and the SOW may become subject to revision or a Change Order (inclusive of a revision that Company deems, in its sole discretion, to be a Change Order).

3.2. Access. In furtherance of the installation of the Product and performance of the Services, Company may request access to certain Client facilities and/or systems. To the extent Client grants any such access, Company shall: (a) comply with all reasonable Client policies, procedures, and rules regarding the access or use of such facilities or systems; (b) perform only the Services authorized by Client in areas of Client facilities and/or systems specified by Client; and (c) not tamper with, disable, or damage any Client security mechanism, data, systems, software, hardware, or equipment.

3.3. Food Preparation Instructions and New Food Items. Client is responsible for providing, updating, and maintaining true and accurate food item lists and preparation instructions exclusively via Company’s online customer portal. Any new or “limited time offer” food items shall require completed information provided within that online customer portal at least seven (7) days prior to item launch.

3.4. Scheduling and Reports. Client agrees to cooperate with Company’s reasonable requests with respect to the scheduling and performance of the Services. Company shall regularly keep Client informed of the performance of the Services and shall provide to Client the reports, if any, specified in the applicable SOW. Unless otherwise specified in the applicable SOW, Company shall deliver all such reports pursuant to its standard format and schedule.

3.5. Safety Obligations on Site. Company and Company’s agents shall comply with the business practices, hours, working conditions, jobsite policies, and any other policies, rules, or regulations of Client related to Company’s performance hereunder. Client shall be responsible to inform the Company of all such policies in advance. In the performance of its obligations hereunder, Client must at all times: (i) ensure the presence of competent supervisory personnel; (ii) keep the jobsite clean and safe, including without limitation keeping the jobsite free from debris and hazards; and (iii) be responsible for the safe and orderly performance of such obligations in accordance with all Applicable Laws.

4.	Ownership and Monthly Uptime Assurances.

4.1. Ownership. Except for Client purchases of Equipment pursuant to a given SOW, and subject to all Client’s rights under this Agreement, all leased Equipment and Product will remain Company's exclusive personal property, even if installed in or on or attached to Client’s real property. Client will not permit any lien or encumbrance upon Equipment or Product and will execute such documents as Company requests to evidence Company ownership. If the Installation Site is located within leased premises, Client will notify its landlord in writing, with a copy to Company, that the Product will not become part of the premises. Payment of the Monthly Recurring Charge does not give the client equity interest in the Product.

4.2. Monthly Uptime. Subject to Excluded Outages, Company shall use commercially reasonable efforts to assure that the Services are not subject to Outage during Client’s normal business hours based on a ninety-five percent (95%) average Monthly Uptime.

5.	Price and Payment Terms.

5.1. Pricing. Company offers confidential flexible pricing options for Client’s convenience, including basic to premium Services, additional or optional Equipment, a sale of Equipment model with fees for Services charged monthly, and a Capital Lease or standard monthly lease model subject to upgrade opportunities pursuant to an Upgrade SOW. Each SOW, Upgrade SOW, and any Change Order(s) to any SOW shall include all relevant pricing for upfront, one-time, recurring, and any other specified and mutually agreed charges or increases in such charges during the term of the SOW.

5.2. Payment. Client shall pay any Security Deposit within three (3) days of the Effective Date. Client agrees to make all payments to Company on time per the agreed upon schedule of costs and fees per section 5.3 below. Subject to the conditions herein, failure of Client to timely pay any payment per the SOW or Upgrade SOW may result in delay of delivery of the Services, termination of the SOW or Agreement, or additional charges pursuant to section 5.4 hereof.

5.3. Invoice. Company will issue an invoice to Client for the Security Deposit and upfront and/or one-time costs and fees due and owing pursuant to each relevant SOW as incurred and Monthly Recurring Charges at the beginning of each billing period, as well as any other fees then due. All payments shall be due no later than fifteen (15) days after the date of invoice and shall be made by wire transfer or ACH/direct debit. Client authorizes Company to charge Client’s payment method for all amounts due under this Agreement in accordance with the terms set forth herein. All Monthly Recurring Charges are non-refundable and will be paid to Company without setoff or counterclaim, unless specifically noted otherwise. Company shall invoice for Indirect Taxes as an element of costs in respect of upfront, one-time, recurring, or other lease or sale payments for disposable or consumable materials provided by Company to Client in respect of the provision of Services. Client waives all claims relating to Company invoices unless demand is made to Company in writing within sixty (60) days after charged. If Client’s dispute over a charge has merit, Company will provide Client a credit against future charges as its sole remedy for such erroneous charges.

5.4. Late Payment. Company may charge Client a late fee at the rate of 1.5% of the Monthly Recurring Charge per day the payment is late (or the highest rate permitted by law, if less) on all late payments. Late fees may be collected from any Security Deposit under the relevant SOW or billed in the following month’s invoice. Client is responsible for all reasonable costs of collection incurred by Company in collecting late or past due payments, including reasonable attorneys’ fees and litigation costs.

6.	Term and Termination.

6.1. Term. Absent written amendment of this Agreement, written agreement to the contrary contained in a given SOW or Upgrade SOW, or another writing mutually executed by the Parties, the Initial Term for the provision of Services under this Agreement shall be automatically extended for successive Renewal Terms unless either Party provides written notice of non-renewal to the other Party at least ninety (90) days prior to the expiration of the then-current Initial Term or Renewal Term.

6.2. Termination. Either Party may terminate this Agreement for material breach, provided, however, that the terminating Party has given the other Party at least thirty (30) days written notice including reasonable specificity of the nature of the alleged breach and the opportunity to cure the breach, including, but not limited to, misuse of Product, failure to pay invoices timely, and failure to provide adequate Services. Termination for breach shall not preclude the terminating Party from exercising any other remedies for breach. Either Party may terminate this Agreement at the conclusion of the Term of all then-current SOW(s) by notifying the other Party per section 6.1 above.

6.3. Effect of Termination. Upon expiration of the Term or earlier termination of this Agreement as provided herein: (i) all rights and licenses granted hereunder shall immediately terminate; (ii) each Party shall return or destroy all Confidential Information of the other Party; (iii) Client shall immediately cease all use of the Product and make the Product available to Company in its original condition (less reasonable wear and tear), including all Equipment provided with the Product including, but not limited to, Software, documentation, and accessories; (iv) Client shall make the Installation Site available to Company within fourteen (14) days of the end of the Term during normal business hours (or as otherwise agreed upon by the Parties) for purposes of Company’s de-installation and removal of the Product; and (v) Company shall have no further obligation to license and deploy Product regardless of the number of Products actually licensed and deployed as of the Term expiration or termination date, but Client shall remain obligated to pay any de-installation fee set forth in the relevant SOW or Rate Card reference. For clarity, termination of this Agreement also results in the termination of all SOWs. Further, termination or expiration of this Agreement or any SOW will not release Client from the obligation to make payment of all amounts accrued or due and payable to Company under all SOWs concluded prior to the effective date of termination or expiration.

6.4. De-installation. Pursuant to subparagraph 6.3 above, if Client does not make the Installation Site available for de-installation of the Product in a timely fashion or the Equipment is not returned in original working condition (less reasonable wear and tear), then Company will invoice for (and Client will continue to be obliged to pay) ongoing Monthly Recurring Charges in accordance with the then-current SOW; provided that Client has not elected to exercise any relevant Client option to purchase the Product according to Company’s standard terms and conditions of sale set forth in the relevant SOW or Rate Card reference. Without limiting the foregoing sentence, upon uncured default, insolvency, or Client’s failure or refusal to allow de-installation, Company will have the right to take immediate possession of the Equipment and Product without legal process and to exercise any other remedies available to it in law or in equity, and Client will be obligated to pay all reasonable costs incurred to enforce Company’s rights related to such, including, without limitation, collection costs and attorneys’ fees.

7.	Intellectual Property.

7.1. License and Use of Parties’ IP. The Parties hereby grant each other a revocable, non-transferable, non-assignable, limited license to each Party’s relevant and respective Intellectual Property Rights under this Agreement to facilitate provision of the Services. Company shall maintain all right, title, and interest in and to all Company IP. Client shall maintain all right, title, and interest in and to all Client IP. Upon termination of this Agreement through expiration of the Term or otherwise, each Party shall own its Intellectual Property Rights free and clear of any license or claim by the other Party.

7.2. Feedback and Learnings. Client, and those acting on its behalf, may provide Feedback with respect to Products or Confidential Information provided by the Company. Except to the extent Feedback includes Identifiable Data, Company shall be free to use, without any attribution or compensation to Client, any ideas, know-how, techniques, statistics, information in visible form, or other intellectual property contained in the Feedback and all other learnings related to the Services and Product for any purpose whatsoever.

7.3. Third-Party Products. Third-Party Products, including, but not limited to cloud service and/or software providers recommended by or provided by or on behalf of Company to Client, shall be subject to the license terms and conditions, if any, that accompany such Third-Party Products. Third-party software and the intellectual property rights associated therewith belong solely to the respective developer or licensor. Company makes no representation or warranty with respect thereto and will have no liability in connection therewith. In the event of a conflict between the terms of this Agreement and the license terms and conditions related to Third-Party Products, the license terms and conditions of the Third-Party Products shall control, but only with respect to such products.

8.	Confidential Information.

8.1. Obligations to Protect Confidential Information. The Receiving Party will (i) protect the confidentiality of the Confidential Information of the Disclosing Party using the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind, but in no event less than reasonable care; (ii) not use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement; (iii) not disclose Confidential Information of the Disclosing Party to any third-party (except those third-party service providers used by Company to provide some or all elements of the Services to Client); and (iv) limit access to Confidential Information of the Disclosing Party to those of its Affiliates and its Affiliates’ employees, contractors, and agents who have a need to know such information for purposes consistent with this Agreement and who have signed agreements with the Receiving Party containing confidentiality obligations no less restrictive than those contained herein.

8.2. Legal Requirements. The Receiving Party may disclose Confidential Information of the Disclosing Party if required to do so under any federal, state or local law, statute, rule or regulation, subpoena, or legal process; provided however, that (i) the Receiving Party will provide the Disclosing Party with prompt written notice of any request that it disclose Confidential Information sufficient to allow the Disclosing Party to object to the request and/or seek an appropriate protective order at its sole expense or, if such notice is prohibited by law, the Receiving Party will disclose the minimum amount of Confidential Information required to be disclosed under the applicable legal mandate; and (ii) in no event will the Receiving Party disclose Confidential Information to a party other than a government agency except under a valid order from a court having jurisdiction requiring the specific disclosure.

9.	Services Specific Warranty and Disclaimer.

9.1. Limited Product Warranty and Disclaimer.

9.1.1. Except as otherwise set forth herein, Company warrants that the Product is and shall remain free from defects in material and workmanship under normal use and service with proper maintenance for a period of two (2) years beginning on the Installation Date. Client may also purchase an extended warranty for additional years from the Company to extend some or all of such warranty. Client shall promptly notify Company of any known warranty claims and shall cooperate in the investigation of such claims. If any Product is proven to not conform with this warranty during the applicable warranty period, Company shall, at its exclusive option, either repair or replace the Product or any portion thereof or make demand of the relevant third-party manufacturer to do so. Company shall extend to Client the benefits of any third-party manufacturer warranties.

9.1.2. Company shall have no obligation under the warranty set forth above if Client or its agents, employees, or representatives:

9.1.2.1.	fails to notify Company in writing during the warranty period of a non-conformity; or

9.1.2.2.	uses, misuses, handles, maintains, or neglects the Product in a manner inconsistent with the Product's specifications or use or maintenance directions (including having non-Company or non-Company-trained personnel perform repairs); or

9.1.2.3.	modifies the Product; or

9.1.2.4.	fails or refuses to register any Equipment or devices comprising the Product upon reasonable advance notice from Company as part of training and maintenance policies that such registrations are necessary to ensure application of the manufacturer warranty for extension to Client.

9.1.3. Except as explicitly authorized in this Agreement or in a separate written agreement with Company, Client shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Product. Such Client activity will invalidate Company’s warranties hereunder.

9.1.4. Notwithstanding the foregoing, if Company offers and Client purchases a Maintenance Training Program, then Client shall be entitled to service or repair, but not modify, alter, replace, reverse engineer, or otherwise change the Product, in accordance with the provisions and guidelines of the Maintenance Training Program. For purposes of repairs or service by Client pursuant to a Maintenance Training Program agreement, the term of warranty hereunder shall be two (2) years from the date of repair, not to exceed seven (7) years from the Installation Date. Company-provided parts, service, and repairs pursuant to a Product Maintenance Program shall be warranted for a period of two (2) years from the date of repair, not to exceed seven (7) years from the Installation Date.

9.2. DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER SECTION 9.1, NEITHER COMPANY NOR ANY PERSON ON COMPANY’S BEHALF HAS MADE OR MAKES FOR COMPANY’S OR CLIENT’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. CLIENT ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY COMPANY, OR ANY OTHER PERSON ON COMPANY’S BEHALF, NOT SPECIFICALLY SET FORTH HEREIN.

9.3. Indemnification and Limitation of Remedies. Company shall have no liability for events beyond the direct control of the Company, including, but not limited to, Excluded Outages. Client is solely liable for claims, including, but not limited to, Workers’ Compensation claims, resulting from operation or use of Equipment and Product, or any work to the Equipment or Product by Client’s employees or agents. Company is not liable for any incidental, consequential, special, or other damages resulting from any cause beyond the Company's reasonable control including, but not limited to, acts of nature or government, supply or labor shortages, or shipping delays. With regard to third-party claims, Client will defend, indemnify and hold Company harmless from and against any liability, including reasonable attorneys’ fees and court costs, relating to bodily injury, death, or property damage, but only to the proportionate extent that such injury, death, or property damage is caused by (i) Client’s breach of this Agreement or (ii) a Client’s (or Client’s employees’ or agents’) negligent or intentionally wrongful acts or omissions. Any Party seeking indemnification under this provision must promptly notify the other Party in writing of the claim(s) or damages subject to the claim for indemnification. Neither the Party having the right to indemnification, nor the Party having the indemnification obligation under this provision, may settle or compromise any such claim, suit, action or proceeding unless the opposite Party consents in writing (which consent may not be unreasonably withheld) and the terms of that settlement or compromise releases the opposite Party from any and all liability with respect to that claim.

10.	Limitation of Liability, Insurance.

10.1. Limitation of Damages. In no event will total damages under any theory of recovery, including those sounding in tort, for any breach of contract, warranty, representation, or otherwise relating to this Agreement, exceed the total sum otherwise due and payable from Client to Company under this Agreement or any SOW, respectively, had the Agreement or SOW been completed through its Initial Term or then in force Renewal Term.

10.2. Insurance. Client agrees to maintain and pay the fees and costs of all necessary, required, or appropriate local permits and licenses and to carry adequate property, liability, and other insurance protecting itself against any claims arising from any the operation of its facilities and the use of Equipment, Product, and or Services therein and to name Company as an additional insured and loss payee under such insurance in an amount not less than $1,000,000.00 per occurrence and $3,000,000 in the aggregate in respect of each SOW hereunder. Such insurance shall provide primary coverage protecting both Client and Company without regard to any other coverage carried by either Party protecting against similar risks. Client shall provide Company with the top sheet for such coverage at any time upon demand by Company and shall provide evidence of coverage annually.

10.3. Survival. The parties’ obligations under this Section shall survive completion or earlier termination of this Agreement.

11.	General Representations and Warranties of Both Parties. During the Term, each Party hereby represents, warrants, and covenants to the other Party as follows:

11.1. Formation. Such Party (i) is duly formed and in good standing under the Applicable Law of the state of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.2. Validity. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other similar Applicable Law affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

11.3. Execution. The execution and delivery of this Agreement and the performance of a Party's obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any other constitutive document of such Party and (ii) do not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

12.	Miscellaneous Provisions.

12.1. Notices. Unless otherwise stated herein, any Notices hereunder must be in writing and delivered via confirmed electronic mail to Client at the address provided in the relevant SOW or Schedule 3 hereto and to Company as follows: Miso Robotics, Inc., Attention: CEO or General Counsel, 680 E. Colorado Ave, Suite 330, Pasadena, CA 91101 (contactus@misorobotics.com). Notices shall be delivered in person or via mail (as specified above) and will be deemed given upon (i) delivery if via email or in person, or (ii) three (3) business days after mailing if by certified or registered first class postal mail, return receipt requested. Either Party may change its address for receipt of notice by delivering written notice of such change pursuant to this Section.

12.2. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative, or partner of the other party. Neither Party shall have any right, power, or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party.

12.3. Publicity. Each Party may name the other Party in conjunction with such Party’s marketing and advertising and on its website and use the other Party’s trademarks, brands, or logos in connection therewith. Client further agrees to cooperate with Company in the issuance of press releases related to Client’s use of the Product (such releases subject to Client’s prior consent, not to be unreasonably withheld). Press releases announcing launch of the Product in connection with Company’s or Client’s brands or trademarks require mutual approval.

12.4. Assignment. Client shall not assign this Agreement or any part hereof, by merger, operation of law, or otherwise, except with Company’s prior written consent. Company may assign this Agreement or its rights hereunder to an affiliate of the Company or to an entity resulting from a merger, sale, or consolidation with the Company.

12.5. Waiver. Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision of this Agreement.

12.6. Governing Law; Jurisdiction; ADR. This Agreement shall be interpreted in accordance with the laws of the State of California applicable to agreements executed and to be wholly performed therein. Any dispute, controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the JAMS Arbitration, Mediation and ADR Services (“JAMS”) Streamlined Arbitration Rules & Procedures as said rules may be amended from time to time with rights of discovery if requested by the arbitrator. Such rules and procedures are incorporated and made a part of this Agreement by reference. The parties agree that (i) the state or federal courts located in Los Angeles County, California shall have exclusive jurisdiction in this regard, and each party hereby waives any claim that such courts do not have jurisdiction or are an inconvenient forum, (ii) they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, and (iii) that any court having jurisdiction thereof may issue a judgment based upon such award. The Parties agree to accept service of process in accordance with JAMS Rules.

12.7. Injunctive Relief. The parties acknowledge and agree that an actual or threatened breach may result in immediate, irreparable, and continuing damage for which there may be no adequate remedy at law. Subject to subparagraph 12.6 above, the non-breaching Party may apply to any court of competent jurisdiction for equitable relief (including, without limitation, specific performance or injunctive relief) without the need for posting of any bond or any other surety or security.

12.8. Prevailing Party. If an action or suit is brought by a Party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to recover its legally permissible outside legal costs, including reasonable attorneys’ fees.

12.9. Headings. The headings used herein are for convenience only and shall not affect the interpretation of the terms of this Agreement or the SOW(s).

12.10. Drafting. This Agreement shall be interpreted as having been drafted together by each of the parties and duly reviewed by each party with the assistance of its respective legal counsel. The Parties acknowledge that they have entered into the Agreement voluntarily and in good faith, and after receiving adequate and proper legal counsel.

12.11. Counterparts, Entire Agreement. This Agreement and all Order Forms or SOWs may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument and shall be effective as of the date when one or more counterparts have been signed by each of the parties and delivered to the other parties. To facilitate execution and delivery of this Agreement, the parties hereto may exchange counterparts of the executed signature pages by common electronic transfer method (e.g., email PDF, DocuSign, etc.), and all such signatures shall be deemed originals for all purposes hereunder. This Agreement and the SOW(s) constitute the entire understanding of the parties with respect to the subject matter hereof and will supersede all previous and contemporaneous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter and will not be contradicted or supplemented by any prior course of dealing between the parties. If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, then (i) such provision will be enforced to the maximum extent permissible under the circumstances so as to effectuate the original intent of the parties with respect to such provision; and (ii) the remaining provisions of this Agreement will be unaffected thereby and will continue to remain in full force and effect. This Agreement may only be amended upon the mutual prior written consent of the parties.

12.12. Integration. This Agreement, including Exhibit A, Schedule 1A and 1B (as samples), Schedule 2, and Schedule 3, all as amended from time to time, sets forth the entire understanding and agreement of the Parties and supersedes and replaces any prior and all other previous or contemporaneous oral or written agreements or understandings between the Parties as to its subject matter. This Agreement may be changed, waived, or modified only by a writing signed by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

By: Miso Robotics, Inc. (Company)	By:	(Client)

Signature	Signature
Name, Title	Name, Title
Date	Date

Exhibit A

DEFINITIONS

1.	“Affiliate” means any entity controlled, directly or indirectly, by respectively Company or Client, where “control” means holding fifty percent (50%) or more of the outstanding voting securities of that entity.

2.	“Authorized Use” means use of the Product by Client’s employees and authorized representatives at Client’s Installation Site.

3.	“Billing Period” shall begin on the first day of each calendar month, regardless of days in the calendar month, but pricing shall be proportional to the actual number of days Services were provided in the month of installation.

4.	“Capital Lease” means a monthly lease option as set forth in a given SOW whereby, upon completion of the Initial Term and payment of any final payment(s) due, the lease arrangement shall be transmuted into a sale, and Client shall take ownership of the Equipment, subject to any Company obligation to repurchase it on a trade-in or otherwise.

5.	“Change Order” means any material alteration of the terms and conditions of an SOW instigated by Client that, in Company’s sole determination, will, may, or tends to increase Company’s costs or reduce Company’s expected revenue hereunder, including without limitation, changes, increases, or decreases in Equipment, Work, or Services to be provided. All Change Orders must be made in writing by Client to Company, or Company must provide written notice of its determination that Client’s actions have materially altered the terms and conditions of an SOW.

6.	“Claims” shall include, without limitation, any and all claims, losses, damages (including, without limitation, punitive damages), causes of action, fines, penalties, enforcement proceedings, suits, and liabilities of every nature or character (including interest and all expenses of litigation, court costs, and attorneys’ fees), whether or not arising in tort, contract, strict liability, under statute, or of any other character whatsoever, and whether or not caused by a legal duty.

7.	“Client Intellectual Property” or “Client IP” includes: all software, technology, methods, methodologies, procedures, processes, know-how, ideas, inventions, information, drawings, graphics, writings, video recordings, audio recordings, photographs, images, specifications, documents, designs, techniques, models, utilities, styles, tools, system frameworks, analysis frameworks, architectures, techniques, modules, components, objects, and systems created, owned, or controlled solely or with others (excluding Company) by Client; Identifiable Data; brands and trademarks; and any derivative works since created of, modifications, or improvements to any of the foregoing items. Client retains all right, title, and interest, including all intellectual property rights in and to Client IP. This section shall survive termination of this Agreement or termination of any then-current SOW.

8.	“Company Intellectual Property” or “Company IP” includes: any presently or in the future existing brands and trademarks, software, technology, methods, methodologies, procedures, processes, know-how, learnings, results, ideas, inventions, information, drawings, graphics, writings, video recordings, audio recordings, photographs, images, specifications, documents, designs, techniques, models, utilities, styles, tools, system frameworks, analysis frameworks, architectures, techniques, modules, components, objects, and systems created, owned, or controlled solely or with others by Company; including but not limited to statistics, details, and information in visible form (that does not constitute Identifiable Data) used, captured, analyzed, and/or transformed through provision of the Services and/or through Company’s use of artificial intelligence, and any derivative works since created of, modifications, or improvements to any of the foregoing items. This section shall survive termination of this agreement or termination of any then-current SOW.

9.	“Confidential Information” means all confidential and proprietary information disclosed by the Disclosing Party to the Receiving Party, regardless of the form or medium contained or stored in (including electronic or digital form), that is designated as confidential or should reasonably be considered confidential given the nature of the information and circumstances surrounding disclosure. Confidential Information includes all information regarding this Agreement and Exhibits thereto, including but not limited to pricing and fees, as well as the Disclosing Party’s customers and potential Clients, past, present or proposed products, inventions, non-anonymized performance data, business proposals, sales and pricing information, marketing plans, engineering and other designs, technical data, business plans and strategies, business opportunities, finances, research, development, ideas, know-how, processes, trade secrets, proprietary information and intellectual property, computer programs, software and documents relating to any of the foregoing, and the terms and conditions of this Agreement. Confidential Information does not include any information that (i) was or becomes generally available to the public through no violation of this Agreement by the Receiving Party, (ii) was in the possession of or known to the Receiving Party on a non-confidential basis prior to the disclosure by the Disclosing Party, (iii) is received from a third-party on a non-confidential basis without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party without reference to or reliance on the Confidential Information of the Disclosing Party. Notwithstanding anything in the contrary herein, the Parties agree that all non-anonymized data and analysis regarding (a) the Product’s performance at Installation Sites, and (b) Client’s instructions on Client’s food preparation, operating procedures, and physical space specifications shall be considered “Confidential Information” for the purposes of this Agreement.

10.	“Consumables” means materials that are subject to replacement due to ordinary wear and tear, including food, oil, and cooking products supplied by Client and such items supplied by Company, including but not limited to sleeves, baskets, and similar items for ordinary or special use in the Product, the replacement of which materials is Client’s obligation financially.

11.	“Disclosing Party” means the party who discloses or otherwise divulges Confidential Information to the other party.

12.	“Effective Date” is defined in the preamble.

13.	“Equipment” means hardware product provided by Company as more specifically described in an SOW, which may include such items (without limitation) as Flippy or its derivations, and any subsequent iterations of any of these or new Products developed by Company. “Equipment” shall also include any accompanying hardware provided, including, but not be limited to, camera computer vision systems, desktop and tablet computers, and accessories. Company may substitute alternate Equipment or Equipment components than those designated in a given SOW if Company discontinues offering particular models or new models provide equal or better performance, upon sixty (60) days written notice to Client. Equipment does not include any Consumables.

14.	“Excluded Outage” means that period of time during which the Product is unavailable or inoperable due to any of the following:

14.1.	Force Majeure or circumstances beyond Company’s reasonable control.

14.2.	Issues in Client’s environment, network, power supply, or infrastructure.

14.3.	Telecommunications or internet service provider failures, or loss of availability due to a network attack such as DDoS, SYN, or similar attacks, or issues caused by DNS resolution and/or domain name or certificate expiration (excluded during time the system is turned off).

14.4.	Regularly scheduled or emergency maintenance.

14.5.	Improper use, alteration, or damage of the Product.

14.6.	Client’s combination of the Product with any hardware, software, product, or condition not supplied by Company or not identified by Company in writing as compatible with the Product.

14.7.	Downtime unrelated to a system issue, such as cleaning.

14.8.	Time during which the Product is not powered on or the Client's location is not open for business.

14.9.	Time during which the Product is powered on and the robotic elements thereof are operational, but during which telecommunications or internet connectivity prevents Company from providing monitoring or support.

15.	“Feedback” means any suggestions, comments, enhancement requests, recommendations, know-how, concepts, techniques, or other feedback Client and those acting on its behalf may provide to Company.

16.	“Force Majeure” means neither party will be liable for any failure to perform (except for failure to make payments hereunder) due to causes beyond its control, including without limitation, fire, flood, strike, civil disturbance, pandemic, terrorism, war, or Acts of God (a “Force Majeure Event”). If any Force Majeure Event occurs, the affected party shall provide immediate written notice to the other party and the time for performance for the affected party will be extended for a period of time equal to the duration of the delay caused thereby; provided, however, that, if the non-performance continues for more than thirty (30) days, the party not receiving performance may terminate this Agreement and any affected SOW without liability therefor upon notice to the non-performing party.

17.	“Identifiable Data” means (i) Confidential Information of Client, or (ii) information that directly or indirectly identifies Client or its employees or personnel, including Client’s name, logos, and trademarks (i.e., non-anonymized information). Anonymized information shall not constitute Identifiable Data.

18.	“Indemnified Party” means a Party’s parent entity, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns.

19.	“Indirect Taxes” means applicable taxes and duties, including without limitation, VAT, service tax, GST, excise taxes, sales and transactions taxes, and gross receipts tax at the rate the municipality legally requires. If Client is tax exempt, then Client may provide details of that status to Company to extend such exemption to Client.

20.	“Initial Term” means that this Agreement and each SOW shall commence, respectively, as of the date this Agreement is executed by both parties or as of the last date any given SOW is executed and, unless earlier terminated in accordance with the provisions hereof, shall continue for the term set forth in the relevant SOW, or, in the absence thereof, a period of five (5) years.

21.	“Installation Date” means the date mutually agreed upon by the parties for the installation of Product at the Installation per the relevant SOW, subject to no more than fifteen (15) days delay grace period in favor of Client. If installation occurs within said grace period, then the actual date of installation shall serve as the Installation Date for purposes of beginning billing for Services.

22.	“Installation Site” means the location identified in the SOW as the site of installation and use of the Product.

23.	“Intellectual Property Rights” means any and all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional grants, continuations, and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, computer software (including, without limitation, the object code and source code of such software), technical data and Client lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all URLs, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

24.	“Losses” means any claims, damages, losses, liabilities, costs, and expenses including outside reasonable attorneys’ fees.

25.	“Maintenance Training Program” means a separate written agreement between Client and Company whereby Client shall pay a fee to Company to train and certify Client’s personnel to make specified repairs and to conduct ongoing service and maintenance of Product. The terms of any Maintenance Training Program contract entered between the Parties will be incorporated by reference into this Agreement and all relevant SOWs.

26.	“Monthly Recurring Charges” means the monthly amount due from Client for each calendar month during the Term (or each portion thereof), specifically excluding any non-recurring fees and is also sometimes referred to as the “Monthly Lease Payment” or words to that effect.

27.	“Monthly Uptime” means the number of operating hours during a calendar month (expressed as a fraction) during which the Services are not undergoing an Outage, expressed by the following formula where A=total operating hours; B=Excluded Outage duration; and C=Outage duration: (A-B-C)/(A-B) x 100. For purposes of example only, in a calendar month with 540 hours in which the Client business location is open for business using Product in which there were Excluded Outages of 10 hours and Outages of 5 hours, then (540-10-5)/(540-10) x 100 = 99.05% Monthly Uptime.

28.	“Offer SOW” or “Order Form” means an SOW ordering document (per template Schedule 1A or 1B), setting forth the terms and conditions upon which the Services are offered to the Client for Client’s signed approval and is otherwise interchangeable with SOW.

29.	“Option to Purchase” is an option as defined in a given SOW or is inherent in a Capital Lease at the end of the Initial Term.

30.	“Outage” means a critical full outage/severe issue that constitutes a catastrophic problem that causes complete inability to use the Product, resulting in production downtime and where there is no workaround or solution to the problem.

31.	“Product” means the materials provided by Company to Client for the Authorized Use, including the Equipment, specific Consumables, and any Software but excluding Third-Party Products, if any.

32.	“Product Maintenance Program” means a separate written agreement between Client and Company whereby Client shall pay a fee to Company to provide ongoing service and maintenance of Product by Company personnel, including, but not limited to, replacement of Company-provided Consumables. The terms of any Product Maintenance Program contract entered between the Parties will be incorporated by reference into this Agreement and all relevant SOWs.

33.	“Receiving Party” means the party who receives, develops, or otherwise obtains Confidential Information from or of the Disclosing Party, whether such Confidential Information is obtained from the Disclosing Party or from the Disclosing Party’s employees, agents, representatives, consultants, clients, contractors or Service Providers, is obtained or developed as a result of the Receiving Party’s access to the Disclosing Party’s facilities or information systems, or is obtained as a result of performance under this Agreement.

34.	“Renewal Term(s)” means successive one (1) year terms with the same provisions contained in the then-current SOW or Upgrade SOW.

35.	“Security Deposit” means the payment per device set forth in the relevant SOW due from Client upon the Effective Date that may be applied to late fees or past due amounts and which, if so used, shall be replenished by Client upon receipt of written demand from Company. Company shall hold the Security Deposit as security for Client’s performance of its obligations under this Agreement. Within sixty (60) days of the expiration or earlier termination of this Agreement, Company will refund the security deposit to Client, without interest, subject to setoff for any sums that may be due and owing to Company under this Agreement. If Client defaults on its obligations hereunder prior to installation of the Equipment, Company has the option to retain the Security Deposit as liquidated damages or to seek other remedies as may be provided by law.

36.	“Services” means Company’s installation, provision, and maintenance of the Product, Software, and Equipment, pursuant to this Agreement and any SOW or Upgrade SOW.

37.	“SIDA” means the form Site Installation Deposit Agreement attached hereto as Schedule 2.

38.	“Software” means the software that accompanies or is made available in connection with the Equipment, including without limitation firmware incorporated in any Equipment.

39.	“Statement of Work” or “SOW” means a document under and governed by the terms of this Agreement in substantially the form as shown in the Sample SOW attached as Schedule 1A or Schedule 1B hereto, each of which describes a specific project to be performed by Company hereunder and that has been agreed upon and executed by both Parties in either Capital Lease, Monthly Lease, or purchase model. Should any term in this Agreement conflict with terms in any then-current SOW, the terms of the then-current SOW shall supersede the terms of this Agreement. Should any term in any then-current SOW conflict with terms of any other SOW, the terms of the most recent and current SOW shall govern.

40.	“Subcontractor” means any third-party engaged by Company to perform any part of the Services, including but not limited to any individual working as an independent contractor.

41.	“Term” means the Initial Term and all Renewal Terms dating to the expiration or termination of the Agreement or relevant then-current SOW(s), not to exceed a period of ten (10) years from the Effective Date of this Agreement without written mutual consent of the Parties, which consent may be manifested by continued activity by SOW, Change Order, or otherwise.

42.	“Third-Party Products” means those products manufactured or software licensed by a party other than Company, and may include, without limitation, products ordered by Client from third parties pursuant to Company's recommendations.

43.	“Upgrade SOW” means an SOW pursuant to Schedule 1A hereto where Client is trading in previously leased Equipment to upgrade Equipment or Services under an extant SOW. Where context requires, an Upgrade SOW may also be referred to merely as an SOW.

SCHEDULE 1A

TEMPLATE LEASE STATEMENT OF WORK

____________________ (“Client”)	______, 202_ (“SOW Effective Date”)	SOW #: ____________
Capital Lease _____	Standard Lease _____	Upgrade: _____ [date of prior SOW]

This Statement of Work (“SOW”) between Miso Robotics, Inc. (“Company”) and Client is entered into on the Effective Date pursuant to and subject to the terms and conditions contained in that certain Master Services Agreement executed on [________________________], 20[___] (“Agreement”). Capitalized terms used but not defined in this SOW will have the meanings given to them in the Agreement.

INSTALLATION

Location ID	Installation Date	Location Address
Restaurant ABC	1/1/2025	1234 Main Street, Nashville, TN

MONTHLY LEASE EQUIPMENT:

Machine Name	Rate	Term Length	Term Type
Flippy	$__/Mo.	60	Months

OPTIONAL MONTHLY RECURRING ADD-ONS:

Product Name	Rate

TOTAL MONTHLY RECURRING:	$

ONE TIME FEES

Product Name	Rate

TOTAL ONE TIME:	$

MONTHLY LEASE TERM: Each item of Equipment is provided to the Client for a period of five (5) years beginning on Installation Date. This SOW shall automatically continue on the Renewal Term until terminated per the Agreement.

ADDITIONAL TERMS:

Monthly Recurring Charge is in effect as of the Effective Date. Upon at least thirty (30) days written notice to Client, Company may increase the Monthly Recurring Charges by up to five percent (5%) in any consecutive twelve (12) month period to account for inflation or other factors.

IN WITNESS WHEREOF the parties have executed this SOW as of the SOW Effective Date set forth above.

MISO ROBOTICS, INC.	INSERT CLIENT NAME
SAMPLE ONLY – DO NOT SIGN	SAMPLE ONLY – DO NOT SIGN
Signature	Signature

Name	Name

SCHEDULE 1B

TEMPLATE PURCHASE STATEMENT OF WORK

____________________ (“Client”)	_____, 202_ (“SOW Effective Date”)	SOW #: ________Sales Model: _____

This Statement of Work (“SOW”) between Miso Robotics, Inc. (“Company”) and Client is entered into on the Effective Date pursuant to and subject to the terms and conditions contained in that certain Master Services Agreement executed on [________________________], 20[___] (“Agreement”). Capitalized terms used but not defined in this SOW will have the meanings given to them in the Agreement.

INSTALLATION:

Location ID	Installation Date	Location Address
Restaurant ABC	1/1/2025	1234 Main Street, Nashville, TN

PURCHASED EQUIPMENT:

Machine Name	Rate	Term Length	Term Type
Flippy	USD $__	1	Purchase Price

ADDITIONAL CHARGES:

Product Name	Rate

SERVICE TERM:

ADDITIONAL TERMS:

IN WITNESS WHEREOF the parties have executed this SOW as of the SOW Effective Date set forth above.

MISO ROBOTICS, INC.	INSERT CLIENT NAME
SAMPLE ONLY – DO NOT SIGN	SAMPLE ONLY – DO NOT SIGN
Signature	Signature

Name	Name

Schedule 2:

SITE INSPECTION DEPOSIT AGREEMENT

This Site Inspection Agreement (“Agreement”) is made effective as of the date set forth below (the “Effective Date”) by and between Miso Robotics, Inc. (“Company”) and the site inspection applicant set forth below (“Customer”) in respect of costs and expenses Company may incur in conducting an inspection of the Customer Site (“Site”) described below regarding potential installation of Company products, equipment, and services (“Product”) at the Site on or about the date set forth below (the “Inspection Date”).

1.     Inspection Fee. Within three (3) business days prior to the Inspection Date, Customer shall pay to Company a $2,000.00 site inspection fee (the “Fee”) via credit card or ACH payment. Customer acknowledges that Company will not commence the Site review process until this Agreement is executed and the Fee is received by Company. If Company fails or refuses to carry out the Site inspection on or about the Inspection Date or a mutually agreed alternative date or if Customer permanently cancels the Site inspection request, then, upon written demand from Customer (an email will suffice), Company will refund the Fee to Customer within fourteen (14) business days. Company shall not be responsible for paying any interest on any returned Fee.

2.     Application of Fee. If the Site inspection takes place and Customer proceeds with an agreement with Company to install Product at the Site, then Company will credit the Fee as payment against such costs, fees, or other expenses otherwise payable by Customer under such Product agreement as determined by Company in its reasonable discretion. If the Site inspection takes place and Customer chooses not to proceed with installation of Company Product, then Company will be entitled to retain the Fee as compensation for all costs of travel, lodging, equipment, labor, and the like incurred by Company or its agents or representatives in conducting the Site inspection.

3.     Indemnification. Customer shall indemnify Company from any liability, claim, action, or suit by or any obligation to the Customer arising from or in connection with the terms and conditions of this Agreement. Customer shall pay all costs and expenses, including reasonable attorneys’ fees and suit costs, incurred by Company arising from or in connection with the enforcement of this Agreement.

4.     Miscellaneous. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written. This is an integrated document. The Parties warrant and represent that, in executing this Agreement, they did not rely, and have not relied upon any representation or statement made on behalf of any party and not expressly set forth herein. The Parties cannot modify and/or alter this Agreement in any respect except in a written instrument signed by all Parties. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable by a court or government agency of competent jurisdiction, such provision shall be deemed fully severable, and the balance of the Agreement shall be given full force and effect in accordance with its terms. The Parties hereby agree that California law shall govern the construction, interpretation, and enforcement of this Agreement. The Parties agree that any action brought regarding this Agreement shall be maintained in a state court of competent jurisdiction sitting in Los Angeles County, California.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS AS OF THE DATE SET FORTH BELOW.

CUSTOMER MISO ROBOTICS, INC

By:	By:

Name and Title:	Name and Title:
Executed on __________, 2024	Executed on __________, 2024
Customer Name:
Site Location Name:
Site Address:
City, State, Zip:
Inspection Date:

Schedule 3

NOTICE INFORMATION FOR CLIENT

Client Name
Client Address
Client Email
Client Phone
Client Contact
Additional Client Notes